AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:    The title of the document being corrected is Articles of Amendment and Restatement (the “Charter”).

SECOND:    The sole party to the Charter is American Realty Capital New York Recovery REIT, Inc., a Maryland corporation (the “Company”).

THIRD:    The Charter was filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on September 12, 2011.

FOURTH:    Section 5.17 of Article V was omitted from the Charter as previously filed with the SDAT.

FIFTH:    Section 5.17 of Article V of the Charter as corrected hereby is set forth below:

SECTION 5.17    SERIES A CONVERTIBLE PREFERRED STOCK.

(i)    Designation and Number. A series of Preferred Shares, designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of the Series A Preferred Stock shall be 11,100,000.
(ii)    Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Shares and any other class or series of stock of the Company the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Company in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with any class or series of stock of the Company the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Company in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Company the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Company in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).
(iii)    Dividends.
(a)Subject to the preferential rights of holders of any class or series of Senior Stock, holders of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Company, out of funds legally available for the payment of dividends, cash dividends at the rate of 8% per annum of the $9.00 liquidation preference (equivalent to a fixed annual rate of $0.72 per share). The dividends on each share of Series A Preferred Stock shall accrue and shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable monthly in arrears on or about the first business day of each month of each year (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 365-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date or dates, which shall be each day of the calendar month immediately preceding the calendar month in which the applicable Dividend Payment Date falls or such other date or dates designated by the Board for the determination of the holders of Series A Preferred Stock entitled to receive dividends that is or are not more than 30 days prior to such Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Dividend Record Date”). The term “Business Day” shall mean any day, other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday. The term “Dividend Period” shall mean the first day of each calendar month through and including the last day of such calendar month.
(b)Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.
(c)No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.
(d)When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if such Parity Stock does not have a cumulative dividend).
(e)Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Company and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Company with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Company (except by conversion into or exchange for shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.
(f)Notwithstanding the foregoing provisions of this Section 5.17(iii), the Company shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Company as a REIT under Section 856 of the Internal Revenue Code of 1986, as amended from time to time.
(iv)    Liquidation Preference.
(a)     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution by the Company shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company that are legally available for distribution to the stockholders, a liquidation preference of $9.00 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Company.
(b)    Upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Company remaining to be paid or distributed and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.
(c)    Neither the consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, nor the sale or transfer of any or all of the assets or business of the Company, nor a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.
(d)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Company's total liabilities.

(v) Redemption.
(g)Optional Redemption.
(I)    After the first anniversary of the final closing (the “Final Closing”) of the private offering of shares of Series A Preferred Stock (the “Series A Preferred Offering”), the Company may, at its option, (A) redeem shares of Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $9.00 per share, all accumulated, accrued and unpaid dividends (whether or not declared), if any, up to and including the date fixed for redemption or conversion (the “Redemption Date”), and/or (B) if the Company has an effective registration statement with respect to its initial public offering of Common Shares, the Company can require that the shares of Series A Preferred Stock be converted, in whole or in part, into Common Shares at the Conversion Price and shall pay all accumulated, accrued and unpaid dividends (whether or not declared), if any, up to and including the Redemption Date.
(II)    The Redemption Date shall be selected by the Company and shall be not less than 30 days nor more than 60 days after the date on which the Company sends the notice of redemption.
(III)    If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and neither the Company nor any of its affiliates may purchase or acquire shares of Series A Preferred Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock.
(IV)    If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed pro rata or in such manner as the Board may determine; provided, that such method shall not result in any holder of Series A Preferred Stock holding Series A Preferred Stock in excess of the ownership limit set forth in Section 5.17(v)(d)(III).
(V)    Upon the Company's provision of written notice as to the effective date of the redemption, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Company and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.
(VI)    If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Company for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon.
(VII)    Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.
(VIII)    A holder may exercise its right to convert the shares of Series A Preferred Stock into Common Shares at any time prior to the Redemption Date.
(h)Mandatory Redemption.
(I)    On the third anniversary of the Final Closing, the Company shall (A) redeem the shares of Series A Preferred Stock for cash at a redemption price of $9.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not declared) up to and including the Redemption Date, without interest, to the extent funds are legally available for that purpose or (B) require that the shares of Series A Preferred Stock be converted into Common Shares at the Conversion Price, and pay the holders an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared), if any, up to and including the Redemption Date.
(II)    The Company shall provide notice of the Redemption Date not less than 30 days nor more than 60 days prior to the third anniversary of the Final Closing.

(III)    If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Company for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.
(IV)    Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or series by the Board.
(V)    A holder may exercise its right to convert the shares of Series A Preferred Stock into Common Shares at any time prior to the Redemption Date.
(i)Optional Redemption Following Death of a Holder.
(I)    The Company shall redeem the shares of Series A Preferred Stock of a holder upon his or her death at the written request of the holder's estate at a repurchase price equal to the purchase price of such shares of Series A Preferred Stock plus accrued and unpaid dividends thereon through and including the Redemption Date; provided, however, that the Company shall not have any obligation to redeem any of the shares of Series A Preferred Stock to the extent that, as determined by the Board, sufficient funds are not available to fund any such redemption or applicable laws prevent such redemption; and provided, further, that the Company shall not redeem (A) in any calendar year more than 5.0% of the shares of Series A Preferred Stock issued in the Series A Preferred Offering or (B) in any calendar quarter more than 2.5% of the shares of Series A Preferred Stock issued in the Series A Preferred Offering. Repurchases shall be made quarterly no later than 15 days after the last day of the preceding calendar quarter. The written request, which shall be accompanied by the certificate for the shares of Series A Preferred Stock and duly endorsed for transfer, must be received by the Company 30 days prior to last day of the calendar quarter to be eligible for that quarter's redemption.
(II)    Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or series by the Board.
(j)Procedures for Redemption.
(I)    Notwithstanding the foregoing, in the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.
(II)    In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, the notice given by the Company pursuant to Sections 5.17(v)(a)(II) or 5.17(v)(b)(II) shall state: (A) the Redemption Date; (B) the redemption price payable on the Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (C) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.
(III)    The shares of Series A Preferred Stock are subject to the provisions of Section 5.9 of the Charter, including, without limitation, the provision for the redemption of shares transferred to a Trust. For this purpose, the Market Price of Series A Preferred Stock shall equal $9.00 per share plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of redemption. Notwithstanding the foregoing, the Aggregate Ownership Limit set forth in subsection 5.9(ii)(a)(I)(A) of the Charter shall not be violated by Beneficial Ownership or Constructive Ownership in excess of the Aggregate Share Ownership Limit of the Series A Preferred Shares; provided, that no person shall Beneficially Own or Constructively Own shares of Series A Preferred Stock to the extent that such Beneficial or Constructive Ownership of Series A Preferred Stock would result in five or fewer holders of the Series A Preferred Stock having Beneficial or Constructive Ownership in excess of 48% of the shares of Series A Preferred Stock.
(vi)    Voting Rights.
(k)The affirmative vote or consent of at least a majority of the votes entitled to be cast by the holders of Series A Preferred Stock and the holders of all classes or series of Parity Stock entitled to vote on such matters, voting as a single class, shall be required to (i) authorize, create or issue, or increase the number of shares of, any class or series of Senior Stock or Parity Stock, or reclassify any of the Company's authorized stock into Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Stock or Parity Stock; or (ii) amend, alter or repeal any provision of the Charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of substantially all of the Company's assets or otherwise, if such action would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that no such vote of the holders of the Series A Preferred Stock shall be required if, at or prior to the time such amendment, alteration or repeal of the Charter is to take effect or the authorization, creation, increase in the number of or issuance of any shares of such Senior Stock or convertible security or the reclassification of Parity Stock or Junior Stock into any shares of such Senior Stock is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Series A Preferred Stock; provided, further, that with respect to the occurrence of any event set forth in clause (ii) above, so long as (x) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, (y) the holders of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with rights, preferences, privileges or voting powers substantially similar, taken as a whole, to the rights, preferences, privileges or voting powers of the Series A Preferred Stock or (z) the holders of Series A Preferred Stock receive cash in exchange for their shares of Series A Preferred Stock, the occurrence of any such event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock; and provided, further, that any increase in the number of authorized Preferred Shares, including shares of Series A Preferred Stock or of any classes or series of Parity Stock or Junior Stock, or the creation or issuance of any additional shares of Series A Preferred Stock or of any classes or series of Parity Stock or Junior Stock shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers.
(l)Holders of Series A Preferred Stock shall have no other voting rights, except as required by law.
(m)For the purposes of paragraphs (a) and (b) above, each share of Series A Preferred

Stock shall have one vote per share, except that when any other class or series of Preferred Shares shall have the right to vote with the Series A Preferred Stock as a single series, then the Series A Preferred Stock and such other class or series of Preferred Shares shall have one vote per each $9.00 of stated liquidation preference.
(vii)    Conversion. Commencing on the first anniversary of the Final Closing, each share of Series A Preferred Stock is convertible, at any time and from time to time, at the option of the holder, into the number of Common Shares determining by dividing the Liquidation Preference by the “Conversion Price”; provided, that no fractional Common Shares will be issued upon conversion and, upon such conversion, the actual number of Common Shares ultimately issued to any holder will have been rounded down to the nearest whole number of shares. The Conversion Price shall equal $9.00 per share, subject to adjustment pursuant to Section 5.17(vii)(b).
(n)In order to effect a conversion, the holder shall deliver to the Company the original certificate for the shares of Series A Preferred Stock being converted along with a written conversion notice. Upon conversion, one or more certificates for the requisite Common Shares will be promptly issued and delivered to the holder or his, her or its designee, and such holder or designee will be deemed to be the record holder of such Common Shares as of the conversion date.
(o)The Conversion Price is subject to adjustment from time to time while the shares of Series A Preferred Stock are outstanding, including if the Company (i) declares and pays dividends or otherwise makes a distribution on any class of capital stock that is payable in Common Shares, or (ii) subdivides or combines the outstanding Common Shares into a larger or smaller number of shares, then in each case the Conversion Price will be adjusted (as of immediately after the record date or effective date, as applicable) by multiplying the then existing Conversion Price by a fraction, the numerator of which is the number of Common Shares outstanding immediately before the event and the denominator of which is the number of Common Shares outstanding immediately after such event.

SIXTH:    The undersigned acknowledges this Certificate of Correction to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 8th day of November, 2011.

ATTEST:    AMERICAN REALTY CAPITAL NEW YORK
RECOVERY REIT, INC.

_______/s/ Edward M. Weil, Jr.___ _    By: ______/s/ Nicholas S. Schorsch __ (SEAL)
Name: Edward M. Weil, Jr.     Name: Nicholas S. Schorsch
Title: Secretary     Title: Chief Executive Officer